Exhibit 99.1

FOR IMMEDIATE RELEASE
Whittier Energy Corporation

Investor Relations Contact: Kathleen Heaney (203) 803-3585	Company Contact Bryce W. Rhodes, Chief Executive Officer (713) 850-1880

Whittier to Acquire Producing Properties for $31.9 Million

•     18.9 Bcfe in Proved Reserves

•     Net Production of 3,800 Mcfe/d

Houston, Texas, May 2, 2006. Whittier Energy Corporation (NASDAQ:WHIT) announced today that it has entered into two separate agreements to purchase oil and gas properties with approximately 18.9 billion cubic feet of gas equivalents (“Bcfe”) of total proved reserves and an additional 6.8 Bcfe of potential resources for a total cash purchase price of $31.9 million. Net current production from the properties is approximately 3,800 Mcfe per day. According to the terms of these agreements, Whittier will acquire working interests in five operated fields located in Texas, Louisiana, and Mississippi, as well as some minor non-operated property interests.  The acquisition agreements are subject to specific terms and conditions for closing, including completion of due diligence and obtaining regulatory approvals.

Westhoff Ranch

The Company has signed an agreement to purchase an operated interest in Westhoff Ranch, a 2,300 acre property located in Jackson County, Texas, for $19.9 million in cash with an effective date of February 1, 2006. There are 18 active wells producing from the Frio formation at depths ranging from 5,000 feet to 7,000 feet.  Current net production is 171 barrels of oil per day (“Bopd”) and 2.1 Mmcfd, or 3.1 Mmcfed net.  Upon completion of the acquisition, which is expected to occur on or before June 1, 2006, the Company will have a 75% working interest (59.5% average revenue interest) in the property and will act as operator.  Typical of many South Texas producing properties, the Westhoff Ranch Field produces at high rates and has multiple behind pipe and infill drilling opportunities.  Whittier has identified four locations to drill in 2006 and over 40 behind-pipe opportunities that it expects to exploit over the next 12-36 months.  Approximately $2 million of additional capital spending has been budgeted to develop this property in 2006 and approximately $4 million of capital investment has been identified for 2007.

Imperial Petroleum, Inc.

Whittier has also signed an agreement to purchase interests in four fields located in Louisiana, Texas and Mississippi from Imperial Petroleum, Inc. for $12 million in cash with an effective date of February 1, 2006.  The Company is acquiring 12 operated producing wells, minor interests in 10 additional non-operated producing wells, and 18 shut-in operated wells awaiting a workover rig.  Current net daily production is approximately 29 Bopd and 490 Mcfd, or 664 Mcfed.  Whittier has identified an additional estimated 140 Mcfed of shut-in net production capacity, which the Company expects to bring back online as soon as possible after closing, which is expected to occur on or before June 30, 2006. In addition, Whittier has identified 18 proved undeveloped locations on the properties that have the potential to add approximately 3.5 Mmcfed of additional net production in 2007.  The Company has budgeted an additional $8 million in capital to develop these properties in 2006 and has identified $12 million of potential capital expenditures in 2007. The properties are located in large, long-lived producing fields including the Carthage Field in East Texas and the Bovina Field in Mississippi.  The Company will have an average 50% working interest and 36% net revenue interest in the acquired properties.

Bryce Rhodes, President and CEO of Whittier commented, “In keeping with our acquisition strategy, these properties have significant future growth opportunities for Whittier. They fit well within our core areas and are complementary in terms of reserve life and risk. The acquisitions also increase our percentage of total operated assets and offer exploitation opportunities and potential exploration upside. We have aggressive development plans for each of these properties in 2006 and anticipate increasing our 2006 capital budget by $10 million to a total of approximately $37.2 million, which we anticipate will be financed out of cash flow from operations.”

Each of these acquisitions is subject to meeting final purchase and sale agreement terms and conditions for closing, and the agreement with Imperial Petroleum, Inc. is subject to the approval of its shareholders. The Company intends to finance the acquisitions using its existing bank credit facility.

About Whittier Energy

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana. Whittier Energy also owns non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California. To find out more about Whittier Energy Corporation (NASDAQ: WHIT), visit our website at www.whittierenergy.com.

Forward-Looking Statements

This news release includes projections and other “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These projections or statements reflect Whittier’s current views about future events and performance. No assurances can be given that these events or performance will occur as projected, and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, timing for proposed acquisitions and divestitures, the ability to obtain stockholder or other approvals required for the acquisitions, the possibility that the acquisitions may involve unexpected costs, the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, the availability and costs of drilling rigs and other oilfield services, drilling and operating risks, exploration and development risks, and other risks inherent in Whittier’s business that are detailed in its Securities and Exchange Commission filings. Whittier assumes no obligation and expressly disclaims any duty to update the information contained in this news release except as required by law.

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